Exhibit 10.16

FIRST AMENDMENT TO LEASE AGREEMENT

The First Amendment to Industrial Lease ("Amendment"), is made and entered into this 4th , day of January, 2023, by and between LOS ALTOS FIELDS, LLC, a California limited liability company ("Landlord"), and AMPRIUS TECHNOLOGIES, INC., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Amprius, Inc., a Delaware corporation ("Amprius") entered into a certain Lease dated January 30, 2019 ("Original Lease"), whereby Landlord leased to Amprius that certain premises containing approximately 26,006 rentable square feet along with a secured equipment pad and the large fenced area adjacent to the Building ("Original Premises"), located in the building commonly known as 1180 Page Avenue, Fremont, California, which Premises are more particularly described in said Lease.

B.Amprius, as assignor, and Tenant, as assignee, entered into that certain Assignment and Assumption of Lease dated May I, 2022 ("Assignment"), whereby Amprius assigned the Original Lease to Tenant and Tenant assumed all of the obligations of Amprius in and to the Original Lease accruing from and after the "Effective Date" of such Assignment.

C.Landlord, Amprius and Tenant entered into that certain Landlord Consent to Assignment to Lease dated May 1, 2022 ("Consent"), whereby Landlord granted its consent to the Assignment.

D.The Original Lease is scheduled to expire on June 30, 2024.

E.The parties now desire to amend the Lease to expand the Original Premises to include those certain premises consisting of approximately 24,994 rentable square feet located in I 000 Page Avenue, Fremont as further described in Exhibit A ("Expansion Premises"), upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and good and valuable consideration as set forth hereafter, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Definitions. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meanings given such terms in the Original Lease and Assignment. The term "Lease" as used herein and in the Original Lease shall mean the Original Lease as amended by the Consent and this Amendment.

2.Term Extension. The Term is hereby extended to expire on June 30, 2027, and the definition of Expiration Date is hereby revised to mean June 30, 2027. Tenant shall retain its option to extend the Term of the Lease for an additional sixty (60) months pursuant to Section 2.3 of the Original Lease.

3.Expansion Premises. Upon the later of (i) Substantial Completion of Expansion Premises Tenant Improvements (as defined below) and delivery of possession of the Expansion

Premises to Tenant, and (ii) October I, 2022 ("Expansion Premises Commencement Date"), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises for the entire Term and the term "Premises" shall mean the Original Premises and the Expansion Premises and shall consist of approximately 51,000 rentable square feet and shall consist of the entire Building and Project as they exist as of the date of this Amendment. In addition, as of the Expansion Premises Commencement Date, there will not be any Common Areas. All of the terms of the Lease which apply to the "Premises" shall equally apply to the Expansion Premises. Landlord's rights under Section 1.4 of the Original Lease shall be limited to only those portions of the Project outside of the Premises, if any, for the purpose of performing maintenance, repairs, and replacements required to be performed by Landlord under the Lease or otherwise requested by Tenant. In addition, the following provisions of the Original Lease shall be deleted in their entirety: Sections 9.1.l(i) and Rule 2 with respect to material visible from outside the Building of Exhibit B).

4.Base Rent. Upon the Expansion Premises Commencement Date, the Base Rent schedule set forth in Section 5. I of the Summary in the Original Lease shall be replaced with the following schedule:

Period		Monthly Rate PSF	Monthly Base Rent
Expansion Premises Commencement Date - Feb. 28, 2023		$1.74	$88,740.00
Mar. 1, 2023 -	Feb. 28, 2024	$1.79	$91,290.00
Mar. 1, 2024 -	Feb. 29, 2025	$1.85	$94,350.00
Mar. 1, 2025 -	Feb. 28, 2026	$1.90	$96,900.00
Mar. I, 2026 -	Feb. 28, 2027	$1.96	$99,960.00
Mar. 1, 2027 - June 30, 2027		$2.01	$102,510.00

5.Tenant's Percentage Share and Estimated Operating Expenses. Tenant will continue to pay Tenant's Percentage Share of Expenses pursuant to the Lease. Effective on the Expansion Premises Commencement Date, Tenant's Percentage Share shall be 100% of the Building.

6.Landlord Improvements. Landlord, at Landlord's sole cost and expense, will construct those certain improvements to the Expansion Premises only as set forth in Exhibit B to this Amendment ("Expansion Premises Tenant Improvements"), which Expansion Premises Tenant Improvements shall include, without limitation, (i) causing the Expansion Premises to be compliant with the requirements of Title 24 of the California Code of Regulations and (ii) causing the Expansion Premises restrooms, showers, breakrooms and exterior path of travel to be ADA compliant. All of the provisions of the Work Letter in Exhibit C of the Original Lease shall apply to the Expansion Premises Tenant Improvements, except that (i) the term "Tenant Improvements" shall mean the Expansion Premises Tenant Improvements, (ii) the Space Plan shall mean the plan or scope of work attached hereto as Exhibit B, and (iii) "Commencement Date" shall mean the Expansion Premises Commencement Date. In the event Landlord fails to construct the Expansion Premises Tenant Improvements in compliance with all Laws as required herein, if the Expansion Premises are not in compliance with Title 24 of the California Code of Regulation or if the Expansion Premises restrooms, shows, breakrooms and exterior path of travel is not in compliance with the ADA, Tenant shall have no obligation to correct such non-compliance, and Landlord shall be obligated to correct such non-compliance, but only if any appropriate governmental agency will not permit Tenant to construct any Alterations, open or close permits related thereto, or occupy the Premises as a result of such non-compliance, and such obligation to correct is not directly the result of the particular nature of such Alterations or Tenant's particular use of the Premises.

7.Early Access. Tenant will be granted access to the Expansion Premises following the full execution of this Amendment, without charge for the purposes of installing telephone and data lines and furnishings and equipment and otherwise preparing the Expansion Premises for occupancy, provided such access does not delay or interfere in any manner with the construction of the Expansion Premises Tenant Improvements and delivery of the Expansion Premises to the Tenant.

8.Condition of Original Premises. Tenant acknowledges and agrees that Tenant currently occupying the Original Premises and that Landlord has delivered the Original Premises in the condition required under the Lease and that the Tenant Improvements are complete to Tenant's satisfaction. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business and that all representations and warranties of Landlord, if any, are as set forth in the Lease. Tenant accepts the Expansion Premises "as is", Tenant having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Expansion Premises. Tenant accepts the Premises in their condition existing. Notwithstanding the foregoing, the Expansion Premises shall be delivered vacant, in broom clean condition. Landlord's obligation to deliver the Original Premises with the roof, exterior windows and doors, and Building Systems in the condition set forth in Section 1.2 of the Original Lease and to remedy any defect therein shall apply to the Expansion Premises provided that Tenant has notified Landlord of the need to repair such system within ninety (90) days after the Expansion Premises Commencement Date as provided in Section 1.2 of the Original Lease.

9.Parking. Landlord hereby confirms that, effective as of the Expansion Premises Commencement Date, Tenant shall be entitled to use the entirety of the parking area at available for the Building.

10.Monument Signage. In addition, to the Building Signage set forth in Section Error! Reference source not found. of the Original Lease, from and after the Expansion Premises Commencement Date, Tenant shall have the right to have signage ('"Tenant's Signage") bearing Tenant's name installed on the entire monument sign for the Project (the "Monument Sign"). Any proposed Tenant's Signage shall comply with all applicable Laws, including, without limitation, the approval of the City of Fremont, and shall be subject to Landlord's prior written consent, which approval shall not be unreasonably withheld, conditioned, or delayed. To obtain Landlord's consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used in Tenant's Signage; and (if applicable and Landlord consents thereto) any arrangements for illumination. Tenant shall cause Tenant's Signage to be removed at the expiration or earlier termination of this Lease. Tenant shall pay for all costs in fabricating, installing or removing Tenant's Signage and Tenant shall be responsible for maintaining, repairing and (if applicable) illuminating Tenant's Signage, at Tenant's sole cost and expense. Tenant shall be responsible to fabricate, install, maintain repair, and remove Tenant's Signage. The sign rights granted herein are personal to the original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity other than an assignee or sublessee of the entire Lease.

11.Landlord's Repair Obligations. Section 8.1 of the Original Lease is modified to provide that in place of the Common Areas, as part of the Operating Expenses, Landlord shall maintain and repair all areas of the Project outside of the demising walls of the Building including, without limitation, the roof, exterior walls, parking areas and landscaping at the Project.

12.Certified Access Specialist Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that, to Landlord's actual knowledge, both the Original Premises and Expansion Premises have not undergone inspection by a CASp. California Civil Code Section 1938 states:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

Notwithstanding anything to the contrary in the Lease, Landlord and Tenant hereby agree that, during the term of the Lease, as the same may be extended, Tenant shall be responsible for (i) the payment of the fee for any CASp inspection that Tenant desires, and (ii) making, at Tenant's cost, any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises and Original Premises provided that such repairs shall be in accordance with the terms of the Lease. Tenant hereby agrees that: any CASp inspecting the Original Premises and/or Expansion Premises shall be selected by Tenant, but subject to Landlord's prior approval not to be unreasonably withheld, conditioned or delayed; Tenant shall promptly deliver to Landlord any CASp report regarding the Original Premises and/or Expansion Premises obtained by Tenant; and Tenant shall keep information contained in any CASp report regarding the Original Premises and Expansion Premises confidential, except as may be necessary for Tenant or its agents to complete any repairs or correct violations with respect to the Original Premises and Expansion Premises that Tenant agrees to undertake. Tenant shall have no right to cancel or terminate the Lease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term.

This Section 12 of this Amendment shall replace Section 26.21 of the Original Lease.

13.Representation By Tenant. As of the date of this Amendment, Tenant represents and warrants to Landlord that (i) other than the Assignment, Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Premises; (ii) other than with respect to the Assignment, no other person, firm or entity has any right, title or interest in the Lease or in the Premises through Tenant; (iii) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof; (iv) the Lease is in full force and effect and is binding and enforceable against Tenant in accordance with its terms; (v) Tenant has no existing defenses, offsets, deductions or claims against the enforcement of the Lease by Landlord; (vi) except for Expansion Premises Tenant Improvements, all work and tenant improvements required by the Lease to be completed by Landlord have been completed in the manner satisfactory to Tenant and all improvement allowances have been paid; in accordance with the terms, conditions and covenants set forth in the Lease, and no payments are required to be made to Tenant in connection therewith; (vii) Tenant is in possession of the Original Premises; and (viii) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state and there are no claims or actions under the bankruptcy laws of the United States pending against Tenant which, if decided against Tenant, would materially and adversely affect Tenant's financial condition or its ability to perform the Tenant's obligations under the Lease.

14.Brokers. Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Amendment except for Kidder Mathews, representing Tenant only. Each of Landlord and Tenant shall indemnify and hold the other harmless from any claim or claims, and costs and expenses, including attorneys' fees, incurred by the other in conjunction with any such claim or claims that any other broker or brokers represents Tenant or Landlord, as applicable, and is entitled to a commission in connection with this Amendment per separate agreement. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

15.Additional Modifications. Notwithstanding anything to the contrary in the Lease, the Lease shall be amended and modified as follows:

a.The "Permitted Use" in Section 7 of the Summary of Basic Lease Information shall be replaced with the following: "General office, laboratory, research and development, manufacturing, storage, shipping and receiving, and other legally related uses conforming with the requirements of the City of Fremont."

b.The reference to "Exhibit D" in Section 6.2 of the Original Lease shall be deemed a reference to Exhibit C hereto.

16.Surrender. Notwithstanding Section 9.3 of the Original Lease, Tenant shall not be required to remove the Expansion Premises Tenant Improvements, the Tenant Initial Alterations or any other Alterations existing in the Premises and completed as of the date of this Amendment.

17.Attorneys' Fees. Each party shall bear his or her own costs and attorneys' fees incurred in connection with this Amendment. However, in the event any suit is brought by any party hereto alleging a default under this Amendment or the Lease, including, without limitation, and claims in bankruptcy court, the prevailing party in such suit shall be entitled to recover their reasonable attorneys' fees and costs as provided in the Lease.

18.Governing Law. This Amendment shall be construed and enforced pursuant to the laws of the State of California.

19.Headings. The headings in this Amendment are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.

20.Termination Option. Tenant Improvements Substantially Complete on or before the date that is five (5) months following the date of this Amendment, and such delay is not the result of Tenant Delay or default by Tenant, as Tenant's sole remedy, Tenant shall be entitled to terminate this Amendment upon written notice to Landlord anytime thereafter but prior to the date the Expansion Premises are delivered to Tenant with the Expansion Premises Tenant Improvements Substantia11y Complete.

21.Entire Agreement. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as herein modified or amended, the provisions, conditions and terms of the Lease sha11 remain unchanged and in fu11 force and effect and are hereby ratified and confirmed including, without limitation, Tenant's option to extend the Term pursuant to Section 2.3 of the Original Lease;

provided however. such option shall apply to the entire Premises, including the Expansion Premises. In the case of any inconsistency between the provisions of the Lease and this Amendment. the provisions of this Amendment shall govern and control.

22.Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Amendment may be executed by DocuSign or a party's signature transmitted by facsimile ("fax") or by electronic mail in pdf format ("pdf'), and signature via DocuSign or copies of this Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon DocuSign, faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this Amendment containing said party's original signature. All parties hereto agree that a DocuSign, faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.

23.SNDA. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from its existing lender to the Building in a form reasonably acceptable to the parties. which SNDA shall include such lender's consent to this Amendment. If Landlord fails to deliver such SNDA by January 15, 2023. then Tenant may terminate this Amendment by giving notice to Landlord thereof prior to the date such SNDA is received and. upon such termination, Landlord shall return to Tenant any amounts previously paid to Landlord in connection with this Amendment. If Tenant has not exercised its right to terminate this Amendment pursuant to this Section 23 on or before January 31. 2023, Tenant shall be deemed to have waived its right to terminate this Amendment pursuant to this Section 23 and this Amendment shall continue in full force and effect regardless of whether an SNDA is obtained from Landlord's existing lender.

24.Security. Notwithstanding anything in Section 1.5 of the Original Lease to the contrary, for so long as Tenant is leasing the entire Premises, Landlord shall employ roving security services for the Project that operate twenty-four (24) hours per day, seven (7) days per week. Tenant shall reimburse Landlord for the cost of such security service within thirty (30) days from invoice. In addition, provided that Tenant is leasing the entire Premises and subject to Section 9 of the Lease, Tenant may. at its sole option and expense, take all actions reasonably necessary to ensure its operations at the Project are not subject to unreasonable interference including, without limitation, installing portable barriers, barricades. and fencing. erecting informational and directional signage, making pavement markings. implementing access control measures, installing exterior camera systems, and employing additional security personnel to patrol the Project; provided that Tenant complies with all terms of the Lease and applicable laws in connection therewith, including, without limitation compliance with all Laws.

[Signature page appear on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

TENANT:		LANDLORD:

Amprius Technologies, Inc.,		Los Altos Fields, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Sandra Wallach	By:	/s/ Roger Fields
Print Name:	Sandra Wallach	Print Name:	Roger Fields
Print Title:	CFO	Print Title:	Manager
	1/4/2023		1/4/2023

By:
Print Name:
Print Title:

EXHIBIT A

DESCRIPTION OF EXPANSION PREMISES

A-I

EXHIBIT B
EXPANSION PREMISES TENANT IMPROVEMENTS

EXHIBIT C
PERMITTED HAZARDOUS MATERIALS

C-1